DAVIDSON & COMPANY LLP Chartered Professional Accountants

December 30, 2019

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated December 26, 2019 of Patagonia Gold Corp. (the "Company") and are in agreement with the statements contained on Page 2 therein. We have no basis to agree or disagree with the other statements of the registrant contained therein.

Yours very truly,

Davidson & Company LLP

DAVIDSON & COMPANY LLP
Chartered Professional Accountants

A member of Nexia International

1200 - 609 Granville Street, P.O. Box 10372, Pacific Centre, Vancouver, B.C., Canada V7Y 1G6
Telephone (604) 687-0947 Davidson-co.com